Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 20, 2015, relating to the consolidated financial statements of EverBank Financial Corp and subsidiaries and the effectiveness of EverBank Financial Corp and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of EverBank Financial Corp and subsidiaries for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in such Prospectus, which is part of this registration statement.

/s/ Deloitte & Touche LLP

Jacksonville, Florida

June 26, 2015